Exhibit 23

Consent and Report of Independent Registered Public Accounting Firm

The Board of Directors

Crompton Corporation:

Under date of March 14, 2005, we reported on the consolidated balance sheets of Crompton Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three–year period ended December 31, 2004, which are included in this Form 10–K for the year 2004. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule included in this Form 10–K for the year 2004. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 33-21246, 33-42280, 33-67600, 333-62429, 333-87035, 333-60422, 333-71030, 333-71032, and 333-87886) on Form S–8 and the registration statement (No. 333-119641) on Form S-4 of Crompton Corporation of our reports, dated March 14, 2005, with respect to the consolidated financial statements and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included herein.

Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 143, “Asset Retirement Obligations” in 2003 and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in 2002.

/s/ KPMG LLP
Stamford, Connecticut March 16, 2005